CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






     We hereby consent to the incorporation by reference of our report dated October 11, 2000, relating to the financial statements of Security Bancshares, Inc. (a development stage enterprise) in the Registration Statement of Form SB-1 and Prospectus, and to the reference to our firm therein under the caption "Experts."








Greenville, South Carolina
December 14, 2000